Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners Receives PHMSA Approval of Restart Plan for Line 6B

HOUSTON, Sept. 22, 2010 – Enbridge Energy Partners, L.P. (“Enbridge” or “the Partnership”) (NYSE:EEP) announced today that it had received approval from the Pipeline and Hazardous Materials Safety Administration (PHMSA) of Enbridge’s restart plan for Line 6B.

The approval outlines additional steps PHMSA requires Enbridge to complete prior to the regulator approving Line 6B’s return to service.

Today’s approval of the Enbridge restart plan is the first of two separate approvals required from PHMSA before the line can be returned to service. The first approval, which Enbridge received today, is for the Line 6B restart plan. The second approval, still required from PHMSA, will be for the return to service of Line 6B based on compliance with the restart plan. That plan includes requirements for appropriate public notifications and working with a third-party monitor to provide monitoring during the restart process.

Enbridge now anticipates it will meet the restart plan’s requirements and be in a position to return Line 6B to service the morning of Monday, Sept. 27, subject to its receipt of final PHMSA approval.

Line 6B is a 30-inch, 283,000 bpd line transporting light synthetics, heavy and medium crude oil from Griffith, Indiana to Sarnia, Ontario. It is part of the Partnership’s Lakehead System.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 per cent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2 billion cubic feet of natural gas daily.

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Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although the Partnership believes that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in the Partnership’s SEC filings. While the Partnership makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, the Partnership assumes no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Terri Larson

(713) 353-6317

Toll free: 1-888-992-0997

Email: terri.larson@enbridge.com

or

Investment Community

Douglas Montgomery

Toll-free: (866) EEP INFO or (866) 337-4636

Email: eep@enbridge.com

Website: www.enbridgeus.com